EXHIBIT 13

Form of Loan Agreement

This Loan Agreement (this “Agreement”) is dated as of March 8, 2012 by and between Brookfield Retail Holdings R 1 Inc., a Maryland corporation, having an office at c/o Brookfield Global Real Estate, Three World Financial Center, 200 Vesey Street, 11th Floor, New York, New York, 10281-1021, as borrower (the “Borrower”), and [_____________], a [_____________] company, having an address at c/o Brookfield Global Real Estate, Three World Financial Center, 200 Vesey Street, 11th Floor, New York, New York, 10281-1021, as lender (the “Lender”).

RECITALS

WHEREAS, in addition to the Shares (as defined in that certain Subscription Agreement between Borrower and Lender dated as of the date hereof (the “Subscription Agreement”)) that were issued to Lender in partial consideration of the Contribution (as defined in the Subscription Agreement), Lender has agreed to make a loan (the “Loan”), evidenced by a Promissory Note dated as of the date hereof (the “Note”);

NOW, THEREFORE, in consideration of the premises and to induce Lender to make the Loan and all other sums that may or shall become due under the Note, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower hereby agrees with Lender as follows:

1.	Defined Terms. As used in this Agreement, the following terms have the meanings set forth or incorporated by reference below. All other capitalized terms not otherwise defined herein shall have the respective meanings given to such terms in the Code (as defined below):

“Agreement” means this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Borrower” has the meaning set forth in the Preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are permitted to close in New York, NY.

“Code” means the Uniform Commercial Code from time to time in effect in the State of New York or the State of Maryland, as applicable.

“Consortium Loans” means those certain loans made to Borrower, evidenced by those certain Promissory Notes by Borrower in favor of each of the Consortium PIVs dated as of the date hereof.

“Consortium PIVs” means each of (i) Brookfield Retail Holdings LLC, (ii) Brookfield Retail Holdings II LLC, (iii) Brookfield Retail Holdings III LLC, (iv) Brookfield Retail Holdings IV-A LLC, (v) Brookfield Retail Holdings IV-B LLC, (vi) Brookfield Retail Holdings IV-C LLC, (vii) Brookfield Retail Holdings IV-D LLC, and (viii) Brookfield Retail Holdings V LP.

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“Debt” means the Loan and all other sums that may or shall become due under this Agreement or the Note.

“Event of Default” means: (a) If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Debt (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts) or fees and charges); (b) if Borrower fails to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in, or if there is a “default” or “event of default” under, this Agreement or the Note, provided, that, in the case of a failure to comply with any provision set forth herein or therein, such default shall remain unremedied for fifteen (15) days from the date upon which Borrower becomes aware or reasonably should have become aware of such default; (c) if any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person; (d) if: (i) Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; (e) if Borrower or any of its subsidiaries is enjoined, restrained, or in any way prevented by court order or other requirement of law from continuing to conduct all or any material part of its business affairs; or (f) if any material misstatement or material misrepresentation exists now or hereafter in any warranty, representation or statement made to Lender by Borrower, or any officer, employee, agent, or director of Borrower.

“Lender” has the meaning set forth in the Preamble hereto.

“Lien” means each and all of the following: (a) any lease or other right to use; (b) any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and (c) any option, right of first refusal, or other interest or right.

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“Loan” has the meaning ascribed to such term in the Recitals.

“Note” has the meaning ascribed to such term in the Recitals.

“Organizational Documents” means the Articles of Incorporation and Bylaws of Borrower, as amended from time to time, or other formation documents and all other agreements, certificates and other documents provided to and approved by Lender that govern the existence, operation and ownership of Borrower.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Special Damages” has the meaning set forth in Section 7(l)(iii) hereof.

“Subscription Agreement” has the meaning ascribed to such term in the Recitals.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

The word “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to.”

2.	Borrowing. Subject to the terms and conditions of this Agreement, Lender may, in its sole discretion, pursuant to the Note issued hereunder, make the Loan to Borrower. The Note shall be governed by the terms of this Agreement and shall constitute the Loan.

3.	Representations and Warranties. Borrower represents and warrants as of the date hereof and as of the date that the Note is delivered to Lender that:

(a)	no authorization, consent of or notice to any other Person (including any member, partner, shareholder or creditor of Borrower) that has not been obtained, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the Note;

(b)	the execution and delivery of this Agreement constitutes the valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief, to the extent applicable, may be subject to the discretion of the court before which any proceeding therefor may be brought; and

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(c)	Borrower is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland.

4.	Affirmative Covenants. Borrower covenants and agrees with Lender that, from and after the date of this Agreement until the Debt is paid in full Borrower shall:

(a)	pay, and hold Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement;

(b)	take all action necessary to preserve and maintain its legal existence and will maintain and preserve in full force and effect all material rights, licenses, patents and franchises and will comply with all applicable laws and regulations in all jurisdictions necessary for the conduct of its activities and business; and

(c)	at any time or from time to time upon request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effectuate more fully the purposes of this Agreement.

5.	Negative Covenants. Borrower covenants and agrees with Lender that, from and after the date of this Agreement until the Debt is paid in full, Borrower shall not:

(a)	consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, unless:

(i)	the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of Borrower as an entirety, as the case may be, shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Note; and

(ii)	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(b)	sell, lease, transfer or otherwise dispose of any of its properties or assets, including specifically, but without limitation, the common stock of Rouse Properties Inc. held by Borrower, other than dispositions of Borrower’s Rouse Shares (as defined in the Subscription Agreement) for which Lender has given its prior written consent;

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(c)	purchase or acquire obligations or equity interests of, or any other interest in, any Person other than Rouse, including, without limitation, (i) the formation of, or entry into, any joint venture, (ii) any guaranties of the indebtedness of another Person, except as permitted in Section 5(f), and (iii) the formation of, or acquisition of, any subsidiaries other than Rouse;

(d)	amend, modify or waive any term or provision of its articles of incorporation and bylaws or any material agreement to which it is a party, unless (i) required by law to do so or (ii) such amendment, modification or waiver does not cause any contravention of, or conflict with, any material term or condition of this Agreement and would not otherwise reasonably be expected to have a material adverse effect on the condition, operations, assets or business of the Borrower;

(e)	permit to exist any Lien upon, pledge of or security interest in any of its assets (other than the assets of Rouse or any of its subsidiaries), nor will it acquire any personal property under a capitalized lease, conditional sales agreement or other title retention, except:

(i)	Liens for taxes, assessments or governmental charges or levies the payment of which is not at the time required or which are being contested in good faith by appropriate proceedings provided adequate reserves are established and provided enforcement of such Liens have been stayed;

(ii)	Liens of carriers, warehousemen, mechanics and materialmen and other similar inchoate liens incurred in the ordinary course of business for sums not yet due or being contested in good faith by appropriate proceedings;

(iii)	any attachment or judgment Lien, unless such attachment or judgment shall not, within sixty (60) days after the issue or entry thereof, have been released or discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay; and

(g)	incur, assume, guaranty or have outstanding any indebtedness whatsoever (including without limitation, indebtedness under capitalized and non-capitalized leases), other than the Consortium Loans, except for:

(i)	indebtedness under the Note;

(ii)	indebtedness to which the Lender has given its prior written consent; and

(iii)	unsecured indebtedness incurred in the ordinary course of business and not as a result of borrowing or in respect to obligations of others.

6.	Rights of Lender.

(a)	If an Event of Default shall occur and be continuing, Lender has the right to:

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(i)	terminate this Agreement, declare all amounts owing hereunder or under the Note and all other obligations to be, and they shall forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; and

(ii)	exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement evidencing or relating to the Debt, all rights and remedies of an unsecured party and such additional rights and remedies to which an unsecured party is entitled at law or in equity.

(b)	The rights of Lender under this Agreement shall not be conditioned or contingent upon the pursuit by Lender of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Debt or against any guarantee thereof or right of offset with respect thereto.

(c)	Upon satisfaction in full of the Debt and payment of all amounts owed on the Note, Lender’s rights under this Agreement shall terminate and Lender shall execute and deliver to Borrower such documents and agreements to terminate all of Lender’s rights under this Agreement and the Note, as Borrower may reasonably request.

(d)	If Borrower fails to perform or comply with any of its agreements contained herein and Lender, as provided for by the terms of this Agreement and the Note, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of Lender incurred in connection with such performance or compliance, together with interest at the Default Rate (as defined in the Note) if such expenses are not paid on demand, shall be payable by Borrower to Lender on demand.

(e)	No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender at law or in equity. No express or implied waiver by Lender of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Lender in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by Lender shall not exhaust the same or constitute a waiver of any other right provided herein. The Events of Default and remedies thereon are not restrictive of and shall be in addition to any and all other rights and remedies of Lender provided for by this Agreement and applicable law.

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7.	Miscellaneous.

(a)	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)	Effect of Holidays. If any payment pursuant to this Agreement becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding Business Day.

(c)	Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

(d)	No Waiver; Cumulative Remedies. Lender shall not by any act (except by a written instrument pursuant to Section 4(c)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers or privileges provided by law.

(e)	Waivers and Amendments; Successors and Assigns. None of the terms or provisions of this Agreement may be waived, amended, or otherwise modified except by a written instrument executed by the party against which enforcement of such waiver, amendment, or modification is sought. This Agreement shall be binding upon and shall inure to the benefit of Borrower and the respective successors and assigns of Borrower and shall inure to the benefit of Lender and its successors and assigns; provided that no Borrower shall have any right to assign its rights hereunder. The rights of Lender under this Agreement shall automatically be transferred to any permitted transferee to which Lender transfers the Note.

(f)	Notices. Notices by Lender to Borrower to be effective shall be in writing, addressed to Borrower at the address of Borrower set forth in the preamble hereto.

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(g)	Governing Law. This Agreement was negotiated in the State of New York, and made by Borrower and accepted by Lender in the State of New York, and the proceeds of the Note were disbursed from the State of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including without limiting the generality of the foregoing, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state (without regard to principles of conflict laws) and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Note, and this Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York.

(h)	Jurisdiction; Service. Any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement may at Lender’s option be instituted in any federal or state court in the City of New York, County of New York, pursuant to section 5-1402 of the New York General Obligations Law, and Borrower waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Borrower hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Borrower does hereby designate and appoint:

Brookfield Global Real Estate

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281-1021

as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York or Maryland (which substitute agent and office shall be designated as the person and address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or Maryland or is dissolved without leaving a successor.

(i)	Agents. Lender may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for their actions except for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it in good faith.

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(j)	Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

(k)	Not a Joint Venture or Partnership. This Agreement and the other documents executed in connection with this transaction are intended to create only a debtor - creditor relationship between Borrower and Lender, and Borrower acknowledges and agrees that nothing contained herein or therein shall be construed in any way as creating a joint venture, partnership, joint tenancy or tenancy in common between Borrower and Lender.

(l)	Waiver of Jury Trial, Damages, Jurisdiction.

(i)	Borrower and Lender each hereby agrees to waive its rights to a jury trial on any claim or cause of action based upon or arising out of this Agreement, the transactions contemplated by this Agreement, or any dealings between Borrower and Lender. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower and Lender each acknowledges that this waiver is a material inducement to Lender to enter into a business relationship with Borrower. Borrower represents and warrants that it has reviewed this waiver with its legal counsel, and that such waiver is knowingly and voluntarily given following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified, either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, replacements, reaffirmations, supplements or modifications to this Agreement, or any other documents or agreements relating to the transactions contemplated by this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(ii)	With respect to any action arising out of or relating to this Agreement, Borrower shall and hereby does submit to the non exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York (and any appellate courts taking appeals therefrom). Borrower hereby waives and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement, (a) that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in those courts or that this Agreement or the Note may not be enforced in or by those courts or that it is exempt or immune from execution, (b) that the action, suit or proceeding is brought in an inconvenient forum or (c) that the venue of the action, suit or proceeding is improper. In the event any such action, suit, proceeding or litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address of Borrower and to the attention of such person as set forth in this Section 7.

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(iii)	No claim may be made by Borrower against Lender, its affiliates and its respective directors, officers, employees, or attorneys for any special, indirect or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated or relationship established by this Agreement, or any act, omission or event occurring in connection herewith or therewith; and to the fullest extent permitted by law Borrower hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued and whether or not known or suspected to exist in its favor.

[Signatures commence on the following page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

BORROWER:	Brookfield Retail Holdings R 1 Inc.,
a Maryland corporation

By:
Name:
Title:

LENDER:	[_____________],
a Delaware limited liability company,

	By:	[_____________], a [__________], its managing member

	By:	[_____________],
its general partner

By:
Name:
Title:

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